Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Mr. Yoram Bronicki Retiring as Director and Chairman of Board of Directors, and Mr. Gillon Beck appointed by the Board as Chairman

Mr. Stanley Stern appointed by the Board to fill Director vacancy

RENO, Nev. November 17, 2015, Ormat Technologies, Inc. (NYSE:ORA) announced today that Mr. Yoram Bronicki has resigned from his position as the Chairman of the Company’s Board of Directors, effective November 16, 2015.

"Yoram Bronicki has managed and contributed to the Company's growth in his roles as chief operating officer and president, and has been extensively involved with the Company's missions in his role as Director and Chairman of the Board," noted Isaac Angel, Chief Executive Officer of the Company. On behalf of the Board of Directors, we thank Yoram for his longstanding contributions to the Company

"I have had the privilege of being involved in every aspect of the Company's operations," noted Mr. Bronicki. I am delighted to have had the opportunity to lead the Company in my role as President, and to contribute to its missions in my role as a Director and Chairman of the Board," he added.

Acting upon the recommendation of the Board of Directors' Nominating and Governance Committee, the Board of Directors appointed Mr. Stanley Stern as a director to fill the vacancy on the Board, and appointed current director Mr. Gillon Beck as the Chairman of the Board. Mr. Beck served as our Chairman from May 2012 until June 2014. Both appointments are effective upon Mr. Bronicki’s resignation.

Mr. Stern holds a BA in Economics (1978) from Queens College and an MBA in Finance (1980) from Harvard University. He will join the Board as an independent director. Mr. Stern currently serves on several boards of directors including the boards of SodaStream, Audiocodes Inc, Foamix, Ltd. and Ekso Bionics and currently serves as Managing Partner of Alnitak Capital Partners. Prior to these positions, Mr. Stern served on the boards of directors of Given Imaging and Fundtech Inc. and as a Managing Director and head of investment banking and technology banking at Oppenheimer & Co.

"On behalf of the Board of Directors, we welcome Mr. Stern to the Company," noted Mr. Beck. "With his investment banking and related experience in the financial sector, and his experience serving as a director and chairman of the board of other publicly listed companies, he will bring a valuable perspective to the Company and its Board of Directors," he added.

About Ormat Technologies

With five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling approximately 2,000 MW of gross capacity. Ormat’s current 666 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.